FORM N-8A



                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON,.  20549


                NOTIFICATION OF REGISTRATION FILED PURSUANT TO
                        SECTION 8(A) OF THE INVESTMENT
                             COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provision of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification registrant submits the following information:

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NAME       CML/ Variable OFFITBANK Annuity Separate Account

ADDRESS OF PRINCIPAL BUSINESS OFFICE  (NO. & STREET, CITY, STATE, ZIP CODE)

            CML/OFFITBANK VARIABLE ANNUITY SEPARATE ACCOUNT c/o
            Connecticut Mutual Life Insurance Company
            140 Garden Street
            Hartford, CT  06154

TELEPHONE NUMBER

            (860) 987-6500

NAME AND AGENT FOR SERVICE OF PROCESS

            Ann F. Lomeli
            Secretary
            Connecticut Mutual Life Insurance Company
            140 Garden Street
            Hartford, CT  06154


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CHECK APPROPRIATE BOX

            Registrant is filing a Registration Statement pursuant to Section
8(a) of the Investment Company Act of 1940 concurrently with the filing of
form N-8A:  YES  [X]           NO  [   ]

            Pursuant to the requirements of the Investment Company Act of 1940 the Depositor of the Registrant has caused this notification to be duly signed on behalf of the Registrant in the city of Hartford and the state of Connecticut on the 6th day of October, 1995.


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                                        Signature:  CML/OFFITBANK Variable Annuity
                                                    Separate Account

                                        BY:         Connecticut Mutual Life Insurance Company




                                        BY:         David E. Sams, Jr.*
                                                  -----------------------
                                                    David E. Sams, Jr.

                                        TITLE:      President and Chief Executive Officer
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*BY: /S/WILLIAM D. WILCOX
    -----------------------
      WILLIAM D. WILCOX
      Attorney-in-Fact

*Signed pursuant to a Power of Attorney Designation attached hereto.

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                              POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENT, that I, David E. Sams, Jr., do hereby appoint Michael A. Chong, William D. Wilcox, and Ann F. Lomeli, and each of them severally, my true and lawful attorneys-in-fact, for me and in my name, place and stead to execute and file any instrument or document to be filed as part of or in connection with or in any way related to the Registration Statement and any and all amendements theretom filed under the Securieis Act of 1933, as amended, and/or the Investment Company Act of 1940, as amended, and/or under laws of any jurisdiction of the United States in connection with CML/OFFITBANK Variable Annuity, and to have full power and authority to do or cause to be done in may name, place and stead, each and every act and thing necessary or appropriate in order to effectuate the same, as fully to all intents ant purposes and I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may do or cause to be done by virtue hereof. Each said attorney-in-fact shall have the power to act hereunder with or without the others.

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of September, 1995

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                                              /s/ David E. Sams, Jr.
                                             -----------------------
                                              David E. Sams, Jr.
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